EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Shares, $0.01 par value per share, of Textainer Group Holdings Limited and further hereby agree that a copy of this Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 29, 2008.

HALCO HOLDINGS, INC.

By:	/s/ Robert J. Du Feu
Name:	Robert J. Du Feu
Title:	Director

TRENCOR LIMITED

By:	/s/ James E. McQueen
Name:	James E. McQueen
Title:	Director

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